FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	February 19, 2009

(765) 747-2880

MutualFirst Financial, Inc.

DECLARES CASH DIVIDEND

MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $ .12 per share for the first quarter of 2009. The dividend will be payable on March 27, 2009 to shareholders of record on March 13, 2009.

"MutualFirst is pleased to declare a cash dividend as we have each quarter since our Company began trading on the NASDAQ National Market," said David W. Heeter President and Chief Executive Officer. Heeter added, "During today's turbulent economic times, we feel it is prudent to balance the need to retain capital in the Company and to return an appropriate amount of capital to our shareholders through dividends."

The Company's subsidiary, MutualBank, is well capitalized and strong by all regulatory standards.

MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.